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Pricing Supplement dated:  9/15/2000                        Rule 424(b)3
to Prospectus dated: June 6, 2000                           File No.  333-84179

                             HOMESIDE LENDING, INC.
                        MEDIUM-TERM NOTE - FLOATING RATE
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Principal Amount:                $50,000,000     Initial Interest Rate:
Agent's Discount or Commission:  $   125,000     Original Issue Date: 9/15/2000
Net Proceeds to Issuer:          $49,875,000     Stated Maturity Date: 9/16/2002
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Calculation Agent:  BANK OF NEW YORK

Interest Calculation:
[X] Regular Floating Rate Note            [ ] Floating Rate/Fixed Rate Note
[ ] Inverse Floating Rate Note                  (Fixed Rate Commencement Date):
     (Fixed Interest Rate):    %                (Fixed Interest Rate):      %

Interest Rate Basis:
[ ] CD Rate                   [ ] Prime Rate              [X] Federal Funds Rate
[ ] Commercial Paper Rate     [ ] Libor                   [ ] Treasury Rate
[ ] CMT Rate                  [ ] 11th District Cost of Funds Rate
If Libor, Designated Libor page:              If CMT Rate:
    [ ] Reuters Page                             Designated CMT Telerate Page
    [ ] Telerate Page: 3750                      Designated CMT Maturity Index:
    Designated Libor Currency: USD

Initial Interest Reset Date:         9/15/2000                                  Spread (+/-):  + 24 bps
Interest Reset Date(s): EACH BUSINESS DAY, USING PREVIOUS DAY FED FUNDS         Spread Multiplier: N/A
Interest Payment Date(s):  ON THE 16TH OF EVERY MONTH                           Maximum Interest Rate:  % N/A
Index Maturity:   EACH BUSINESS DAY                                             Minimum Interest Rate: % N/A

Day Count Convention
[X] Actual/360 for the period from  9/15/2000 TO 9/16/2002.
[ ] Actual/Actual for the period from            to
[ ] 30/360 for the period from            to

Redemption:
[X] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ] The Notes may be redeemed prior to the Stated Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage: ____%
       Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of Principal Amount.

Repayment:
    [X] The Notes cannot be repaid prior to the Stated Maturity Date.
    [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.

Original Issue Discount:      [ ] Yes      [X] No
    Total Amount of OID:       Yield to Maturity:
    Initial Accrual Period:

Form:  [X] Book Entry            [ ] Certificated

Agent: CHASE SECURITIES INC.
Agent acting in the capacity as indicated below:
       [X]  Agent                 [ ]  Principal

If as principal:
       [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       [ ] The Notes are being offered at a fixed public offering price of
           ___ % of principal amount.

If as agent:
       [X] The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other/Additional Provisions: